Yucheng Provides Next Generation Integrated Core Banking System to Hunan Rural Credit Union

Beijing, October 30, 2008 /Xinhua-PRNewswire-FirstCall/ -- Yucheng Technologies Limited (NASDAQ: YTEC), a leading provider of IT solutions and services to China’s banking industry, today announced it will provide an integrated core banking system to Hunan Rural Credit Union (HNRCU), a leading provincial credit union, to meet its increasingly complex regulatory and competitive needs.

The new integrated core banking system is designed to improve operating efficiency and risk management, and covers HNRCU’s headquarters and 4,500 outlets.  The software package also includes a variety of related systems, such as a payment system, a non-tax revenue system, and a data-share system among nationwide credit unions.  The new system is compliant with the Ministry of Finance’s new accounting rules, which impact credit unions in 2009.

Mr. Weidong Hong, CEO of Yucheng stated, “As a long-time customer, HNRCU knows first hand our proven solutions and service record.   This contract win simply reinforce our position as the preferred solutions provider for small and medium sized banks in China."

"Looking forward, we believe that fierce competition and increasing regulatory pressure will motivate banks to rethink and revamp their IT architecture.  Yucheng’s solutions will enable financial institutions to respond proactively to market fluctuations, enhance customer service levels, mitigate risk and cut costs,” Mr. Hong continued.

Yucheng is a leader in business-related solutions with an emphasis on core banking and loan management. Yucheng has developed business-related software and customized solutions for more than 80 small and medium banks in China, including HNRCU’s first generation of core banking system in 2005.

About Yucheng Technologies Limited

Yucheng Technologies Limited (NASDAQ: YTEC) is a leading IT service provider to the Chinese banking industry. Headquartered in Beijing, China, Yucheng has more than 2,000 employees and has established an extensive network for serving its banking clients nationwide, with subsidiaries and representative offices in eighteen cities. Yucheng provides a comprehensive suite of IT solutions and services to Chinese banks including: (i) channel-related IT solutions, such as web banking and call centers; (ii) business-related processing solutions, such as core banking systems, foreign exchange and treasury management; and (iii) management-related IT solutions, such as risk analytics and business intelligence. Yucheng is also a leading third-party provider of POS merchant acquiring services in partnership with banks in China.

About Hunan Rural Credit Union

Hunan Rural Credit Union (HNRCU) was founded in 1951 and is headquartered in Changsha, Hunan province. HNRCU’s network has 14 city branches and 118 county branches, which comprise more than 4500 outlets. As of the year-end 2007, HNRCU employed more than 30,000 people. HNRCU provides a full range of commercial and retail banking services, including RMB and foreign-currency deposits, loans, payment services, investment and financing services, debt products and intermediary businesses.

For Further Information

New York:
Mr. Jim Preissler
+1 646 383 4832
jpreissler@yuchengtech.com

Beijing:
Ms. Rebecca Alexander
+1 914 613 3648
+86 10 5913 7998
ralexander@yuchengtech.com

Safe Harbor Statement

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